Exhibit 10.25

BOARD OF DIRECTORS AGREEMENT

THIS AGREEMENT is made and entered into effective July 1, 2023 (the “Effective Date”), by the parties hereto superseding any and all prior agreements between them such that all such prior agreements merge into and are replaced and governed in all respects by this Agreement, by and between Truleum, Inc., a Colorado corporation (the “Company”) with its principal place of business located at 14143 Denver West Parkway, Suite 100, Golden, CO 80401 and Mark Timm, an individual (“Director”) with a principal residence at 7862 N. Co Rd. 100 East, Bainbridge, IN 46105.

1.	Term

This Agreement shall continue for a period of one (1) year and shall continue thereafter for as long as Director is re-elected as a member of the Board of Directors by the shareholders of the Company.

2.	Position and Responsibilities

(a)           Position. The Director agrees, subject to the Director's continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services customarily related to such position and required of a director under the Company’s Certificate of Incorporation and Bylaws, as both may be amended from time to time (“Articles and Bylaws”). Director will comply with the requirements under the Colorado General Corporation Law, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) that are applicable to the Company and any stock exchange or quotation system on which the Company’s securities may be traded from time to time, in each case, to the extent applicable to applicable to the Company and the performance of such Services. Director will also serve on such one or more committees of the Board as he or she and the Board shall mutually agree.

(b)           Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of more than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

Truleum BOD Agreement – [Mark Timm]

(c)           No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 2(b) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

(d)           Responsibilities. Director shall attend and participate in all Board meetings in a given quarter in order to receive full compensation as a Director. If the Director does not attend a meeting or meetings during a quarter, Director’s compensation shall be calculated taking the number of meeting(s) attended during the quarter, dividing it by the total number of meeting(s) held during the quarter, and multiplying it by the compensation Director would have received by attending every board meeting held during the quarter.

3.	Compensation and Benefits

(a)           Director’s Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Director compensation prior to a successful closing of a secondary Public Offering and uplisting as detailed in attached Exhibit A. The Company shall pay Director after a successful closing of a secondary Public Offering and uplisting as detailed in attached Exhibit B. A successful closing of an Initial Public Offering and uplisting means a completion of the secondary Public Offering financing and an uplisting of Company Shares from the OTC to the Nasdaq or the NYSE American, as the case may be. Any payments made on annual and not quarterly basis will be returned by Director on a pro rata basis should the Director not complete their service as a Director for the full year.

(b)           Additional Compensation. Director will receive a signing bonus of 40,000 shares of company shares of stock. Should the Director participate in an additional role in their capacity as Director for the Company as outlined in either Exhibit A or Exhibit B, they shall be compensated an additional amount as outlined in the exhibits to this agreement.

(c)           Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines.

(d)           Invoicing. Director shall invoice the Company for their Director fees no later than the 10th day following the end of each quarter. For equity based grants the price conversion for invoicing will be the closing price at the end of the previous quarter. (for example: the 1st quarter invoice will be due on or before April 10th and the price for equity conversion will be the closing price on December 31st)

4.	Records

So long as the Director shall serve as a member of the Company’s Board of Directors the Director shall have full and unfettered access to books and records of Company.

Truleum BOD Agreement – [Mark Timm]

5.	Independent Contractor

Director’s relationship with the Company will be that of an independent contractor and not that of an employee. Director has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

6.	Right to Terminate

At any time, Director may be removed as Board Member as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Board Member or Director as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as Board Member, except as provided in Company’s Articles of Incorporation, as amended, Company’s bylaws, as amended, and applicable law.

7.	Effect of Termination as Director

Upon a termination of Director’s status as a Director, this Agreement will terminate; Company shall pay to Director all compensation and expenses to which Director is entitled up through the date of termination; and Director shall be entitled to his rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

8.	Termination Obligations

(a)           Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services and his membership on the Company’s Board of Directors or any committee therefore the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer a member of the Company’s Board of Directors.

(b)           Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of his position as Board Member. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

Truleum BOD Agreement – [Mark Timm]

9.	Nondisclosure Obligations

Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company. Director shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than other members of the Company’s Board of Directors. Director agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Director further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to Director’s attention.

10.	Indemnification

Director has agreed to Indemnification Agreement as a separate agreement dated the same and counter signed by the CEO/President of Truleum Inc.

11.	Dispute Resolution

(a)           Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director 4 and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Texas or in a Texas state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b)           Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

Truleum BOD Agreement – [Mark Timm]

12.	Duty Of Loyalty

The duty of loyalty requires a director to be completely loyal to the company at all times. It also imposes the responsibility to avoid possible conflicts of interest, thereby precluding a director from self-dealing or taking advantage of a corporate opportunity for personal gain.

13.	Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

14.	Amendments; Waivers

This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged. Any amendment or waiver by the Company must be approved by the Company’s Board of Directors and executed on behalf of the Company by its Chief Executive Officer. If the Director shall also serve as Chief Executive Officer, such amendment or waiver must be executed on behalf of the Company by an officer designed by the Company’s Board of Directors.

15.	Assignment

This Agreement shall not be assignable by either party.

16.	Severability

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

17.	Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

18.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

Truleum BOD Agreement – [Mark Timm]

19.	Binding Agreement

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

20.	Director Acknowledgment

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

21.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Truleum BOD Agreement – [Mark Timm]

22.	Date of Agreement

The parties have duly executed this Agreement as of the date first written above.

Truleum, INC.		Mark Timm
a Colorado Corporation		Individual

/s/ Robert Flynn		/s/ Mark Timm
Name:	Robert Flynn	Name:	Mark Timm
Title:	Chairman of the Board	Title:	Director, Compensation Committee Chairman

Truleum BOD Agreement – [Mark Timm]

Exhibit A- Truleum, Inc. Non-Employee Director Compensation Program (1)
Effective May 1, 2023
		Compensation	Timing of Payment (2)
Annual Board Retainer (3)
	Cash	$0	Paid quarterly (4)
	Stock Options	$150,000	At election per section 3. (d) above
Annual Chair Retainer (3)
	Audit Committee	$18,000
	Compensation Committee	$18,000
	Nominating and Corporate Governance Committee	$10,000	Paid quarterly (4)
	Lead Director	Committee Discretion (5)	At election per
	Independent Board Chair	Committee Discretion (5)	section 3. (d) above

(1)	Program to be applied prior to such time that the Company "uplists" to NYSE/NASDAQ exchange. If ability to pay cash is restricted, company to provide all cash elements in equity.

(2)	For newly elected directors or a newly appointed committee chair, the annual board retainer and annual chair retainer, if applicable, are payable pro-rata for the year of election.

(3)

Directors who resign from the board or relinquish their role of committee chair after a payment date has occurred, but prior to the payment having been received, will receive a pro-rata annual board retainer and annual chair retainer for the period of time between the payment date and the resignation/relinquishment.

(4)	As of March 3st, June 30th, Sept. 30th, Dec.31st

(5)	Committee to leverage its understanding of the scope and intensity of any board leadership roles and apply discretion to determine appropriate compensation.

Truleum BOD Agreement – [Mark Timm]

Exhibit B - Truleum, Inc. Non-Employee Director Compensation Program (1)
Effective May 1, 2023
		Compensation	Timing of Payment (2)
Annual Board Retainer (3)
	Cash	$70,000	Paid quarterly (4)
	Stock Options	$80,000	At election per section 3. (d) above
Annual Chair Retainer (3)
	Audit Committee	$18,000
	Compensation Committee	$18,000
	Nominating and Corporate Governance Committee	$10,000	Paid quarterly (4)
	Lead Director	Committee Discretion (5)	At election per section
	Independent Board Chair	Committee Discretion (5)	3. (d) above

(1)	To be implemented at such time that the Company "uplists" to NYSE/NASDAQ exchange.

(2)	For newly elected directors or a newly appointed committee chair, the annual board retainer and annual chair retainer, if applicable, are payable pro-rata for the year of election.

(3)

Directors who resign from the board or relinquish their role of committee chair after a payment date has occurred, but prior to the payment having been received, will receive a pro-rata annual board retainer and annual chair retainer for the period of time between the payment date and the resignation/relinquishment.

(4)	As of March 31st, June 30th, September 30th, Dec. 31st

(5)	Committee to leverage its understanding of the scope and intensity of any board leadership roles and apply discretion to determine appropriate compensation.

Truleum BOD Agreement – [Mark Timm]